Exhibit 99.1

FULL HOUSE RESORTS ANNOUNCES FOURTH QUARTER AND FULL-YEAR RESULTS

- Revenues Increased 13.1% Over Prior-Year’s Fourth Quarter and 43.5% from 2020

- Full-Year Operating Income Increased to $37.6 Million in 2021 from $10.5 Million in 2020;
Net Income Rose to $11.7 Million from $0.1 Million;
Adjusted EBITDA in 2021 Increased to $47.2 Million from $19.7 Million

- Company Selected to Develop Its American Place Entertainment Destination in Waukegan, Illinois;
Plans to Open Temporary Casino in Waukegan in Summer 2022

- Construction of Chamonix Casino Hotel Continues, with an Expected Opening in the Second Quarter of 2023

Las Vegas – March 8, 2022 – Full House Resorts, Inc. (Nasdaq: FLL) today announced results for the fourth quarter and year ended December 31, 2021.

On a consolidated basis, revenues in the fourth quarter of 2021 were $43.3 million, a 13.1% increase from $38.3 million in the prior-year period. Both periods reflect a full quarter of reopened operations, as all of the Company’s properties reopened by June 2020 after closing in March 2020 due to the pandemic. Net income for the fourth quarter of 2021 was $5.0 million, or $0.14 per diluted common share, despite $1.7 million of expenses for corporate initiatives that did not occur in 2020 and are not expected to recur in 2022. The fourth quarter also reflects timing differences for the sale of “free play” in Indiana, which occurred in the third quarter for the recent year and the fourth quarter in 2020, as well as a gain on the extinguishment of the Company’s CARES Act loans and additional interest expense related to the funding of the Company’s Chamonix development project in Cripple Creek, Colorado. In the prior-year period, net income was $3.5 million, or $0.12 per diluted common share. Adjusted EBITDA(a) in the 2021 fourth quarter was $7.9 million, reflecting strength in the Company’s Mississippi segment, the additional $1.7 million of corporate expenses noted above, and the continued ramp-up of the Company’s contracted sports wagering segment. As of December 1, 2021, all of the Company’s sports wagering “skins” were contractually live. Adjusted EBITDA in the 2020 fourth quarter was $9.8 million, which includes $2.1 million for the sale of “free play” in Indiana. As noted above, a similar “free play” sale for $2.1 million occurred during 2021, but in the third quarter.

For the full year, revenues in 2021 were $180.2 million, a 43.5% increase from $125.6 million in the prior-year period. Net income in 2021 rose to $11.7 million, or $0.33 per diluted common share, from $0.1 million, or $0.01 per diluted common share, in 2020. Adjusted EBITDA in 2021 increased to $47.2 million, a 140.2% increase from $19.7 million in 2020.

“We are proud of our continued growth in 2021,” said Daniel R. Lee, President and Chief Executive Officer of Full House Resorts. “Due to several years of investments in our properties and in new technology, as well as the hard work of our team in managing expenses, Adjusted EBITDA increased to $47.2 million from $19.7 million in 2020. All of our segments achieved their highest profits in any of the past five years and some properties, like the Silver Slipper, reached new all-time records for financial performance. It was an extremely strong year throughout the Company.

“We expect 2022 to be a similarly transformative year for Full House Resorts,” continued Mr. Lee. “While our permanent American Place facility in Waukegan, Illinois, will require approximately three years to construct, we expect to introduce American Place to the area’s residents much sooner – this upcoming summer – via The Temporary. We have spent several months designing a temporary casino facility and expect to begin erecting the casino structure in the next month, when major components of the structure begin to arrive on-site.

“Our other major construction project, Chamonix in Cripple Creek, Colorado, should continue the transformation of our Company when it opens in the second quarter of 2023. Our confidence in Chamonix has reached new highs, driven by the success of a recent casino opening in Black Hawk, Colorado, and the significant growth in Colorado’s gaming revenues since the elimination of betting maximums in April 2021. Chamonix will be the first high-quality casino hotel in Cripple Creek, and we expect it to meaningfully grow the market’s gaming revenue and generate a strong return on investment for our Company, similar to what has occurred in Black Hawk.”

Fourth Quarter Highlights and Subsequent Events

●	Mississippi. The Silver Slipper Casino and Hotel’s operational performance continues to reflect a focus on marketing and labor improvements, as well as the benefit of numerous investments in the property in recent years. Such investments include a substantial renovation of the casino and the buffet, a renovated porte cochere, repainted exterior, new energy-efficient building signage, the Beach Club, the Oyster Bar, and the introduction of on-site sports betting. For the fourth quarter of 2021, revenues at Silver Slipper increased 22.7% to $22.5 million, reflecting the relaxation of pandemic-related business restrictions that were in place. Adjusted Segment EBITDA increased 31.3% to $6.7 million from $5.1 million. For the full year, revenues increased 45.0% to $90.6 million and Adjusted Segment EBITDA increased 103.4% to $29.8 million in 2021, reflecting the mandated closure of the property for several months in 2020 due to the COVID pandemic.

●	Indiana. Rising Star Casino Resort’s revenues were $9.7 million in the fourth quarter of 2021, a decrease from $10.5 million in the fourth quarter of 2020, reflecting adverse hold in the recent quarter. Adjusted Segment EBITDA of $1.1 million in the fourth quarter of 2021 compares to $3.2 million in the prior-year period. The decrease was primarily due to timing differences related to the Company’s annual sale of “free play.” The state’s casinos are permitted to transfer “free play” to other casino operators within Indiana. Because Indiana has a progressive gaming tax system and Rising Star is one of the smaller casinos in the state, the property has consistently sold its ability to deduct “free play” in computing gaming taxes to operators in higher tax tiers. Such sale resulted in $2.1 million of revenue and income in the fourth quarter of 2020. Rising Star also sold its “free play” for $2.1 million during 2021, albeit in the third quarter. For the full year, revenues increased 40.3% to $41.4 million and Adjusted Segment EBITDA increased 257.4% to $8.7 million in 2021, reflecting the mandated closure of the property for several months in 2020 due to the COVID pandemic.

●	Colorado. This segment includes Bronco Billy’s Casino and Hotel and, upon its opening, will include Chamonix Casino Hotel. Revenues for this segment were $5.0 million in the fourth quarter of 2021, a decrease from $5.4 million in the fourth quarter of 2020. Adjusted Segment EBITDA of $0.5 million in the fourth quarter of 2021 compares to $1.3 million in the prior-year period. Results in the current period were impacted by the loss of all of the property’s on-site parking due to the construction of Chamonix. To alleviate the lack of on-site parking, the Company introduced complimentary valet parking, as well as a free shuttle service to an off-site parking lot. For the full year, revenues increased 20.6% to $23.7 million and Adjusted Segment EBITDA increased 46.3% to $5.5 million in 2021, reflecting the mandated closure of the property for several months in 2020 due to the COVID pandemic.

As discussed above, construction continues on Chamonix Casino Hotel, located adjacent to Bronco Billy’s. When complete, Chamonix will include a new casino, approximately 300 luxury guest rooms and suites, parking garage, meeting and entertainment space, outdoor pool, spa, and fine-dining restaurant. Vertical construction commenced in late 2021, with work currently being performed on the second floor of the hotel tower and the fifth floor of the parking garage. The three principal guestroom towers are anticipated to “top out” between April and August 2022. For detailed renderings of the project and two webcams of the construction underway, please visit www.ChamonixCO.com.

●	Nevada. This segment consists of the Grand Lodge Casino, which is located within the Hyatt Regency Lake Tahoe luxury resort in Incline Village, and Stockman’s Casino, which is located in Fallon, Nevada. This segment is historically the smallest of the Company’s segments. During the fourth quarter of 2021, the segment continued to benefit from the relaxation of pandemic-related restrictions, including at the Naval air station near Stockman’s and at the ski areas near Grand Lodge. Revenues increased 25.5% to $4.3 million in the fourth quarter of 2021. Adjusted Segment EBITDA rose to $0.8 million, a 102.1% increase from $0.4 million in the fourth quarter of 2020. For the full year, revenues increased 57.8% to $18.5 million and Adjusted Segment EBITDA increased 986.6% to $4.9 million in 2021, reflecting the mandated closure of the property for several months in 2020 due to the COVID pandemic.

●	Contracted Sports Wagering. This segment consists of the Company’s on-site and online sports wagering “skins” (akin to websites) in Colorado and Indiana. Revenues and Adjusted Segment EBITDA were both $1.8 million in the fourth quarter of 2021. These results reflect an additional skin that contractually went live on December 1, 2021. As a result, all of the Company’s six permitted sports wagering skins were in operation in the fourth quarter of 2021. For the fourth quarter of 2020, when three sports wagering skins were live, revenues and Adjusted Segment EBITDA were $0.6 million.

In February 2022, one of the Company’s contracted parties for sports wagering informed us of its intent to cease operations on May 15, 2022, which will create one available skin in each of Colorado and Indiana. Full House is currently negotiating with other companies to be the replacement operator for such skins.

Additionally, the Company expects to have an available sports skin in Illinois, as the Company was recently chosen by the Illinois Gaming Board (“IGB”) to develop and operate a casino in Waukegan, Illinois, as discussed below. Illinois law allows one sports skin for each physical casino license, resulting in fewer total sports skins than in each of Colorado and Indiana. Illinois is also the sixth most populous state in the country, with approximately 12.8 million residents. As a result, the Company expects to receive better terms for its Illinois skin than for any of its individual skins in Colorado or Indiana.

●	Corporate. Corporate expenses increased during the fourth quarter of 2021, primarily due to $1.7 million of expenses related to corporate initiatives that are not expected to recur in 2022. For the full year, expenses related to such initiatives totaled $2.1 million. Corporate expenses also increased due to additional professional fees, a gradual resumption of activities in late 2020 following the closure period, and an increase in accrued bonus compensation, reflecting the Company’s improved operating results.

●	American Place. In December 2021, Full House was chosen by the IGB to develop American Place, a new gaming and entertainment destination located in Waukegan, Illinois, a northern suburb of Chicago, subject to final regulatory approvals. The permanent American Place facility is slated to include a world-class casino with a state-of-the-art sports book; a premium boutique hotel comprised of 20 luxurious villas, each ranging from 1,500 to 2,500 square feet with full butler service; a 1,500-seat live entertainment venue; a gourmet restaurant that will rival the finest restaurants in Chicago; additional eateries and bars; and other amenities that will attract gaming and non-gaming patrons from throughout Chicagoland and beyond.

While the larger, more lavish, permanent facility is under construction, the Company will operate a temporary casino facility, aptly named The Temporary by American Place. The Temporary is slated to include approximately 1,000 slot machines, 50 table games, a fine-dining restaurant, two additional restaurants, and a center bar. We intend to open The Temporary in Summer 2022, pending customary gaming approvals.

In preparation for the opening of The Temporary, the Company recently agreed to purchase a “Sprung structure,” which has an area of approximately 1.5 football fields and will house most of the temporary casino. The Sprung structure is expected to arrive on-site in April 2022. Additionally, the Company recently entered into an agreement to purchase approximately 10 acres of land adjoining the approximately 30-acre casino site to be leased from the city, providing space for additional parking and access to the casino site from a major road. Next week, the Company is holding a career fair to begin interviewing applicants for available jobs throughout The Temporary.

Liquidity and Capital Resources

As of December 31, 2021, the Company had $265.3 million in cash and cash equivalents (including $176.6 million of cash reserved for the construction of Chamonix) and $310.0 million in outstanding senior secured notes due 2028. During the fourth quarter of 2021, the Company’s $5.6 million of unsecured loans obtained under the CARES Act were fully forgiven.

Subsequent to year-end, the Company successfully completed its funding of The Temporary at American Place, which is intended to open in Summer 2022. In February 2022, the Company closed a private offering of $100.0 million aggregate principal amount of its 8.25% Senior Secured Notes due 2028 (the “Additional Notes”). The Additional Notes were sold at a price of 102.0% of the principal amount and were issued pursuant to an indenture under which the Company issued $310.0 million of identical senior secured notes in February 2021. The Company also amended its revolving credit agreement to, among other things, increase its borrowing capacity from $15.0 million to $40.0 million, all of which was available to draw upon as of March 8, 2022. The interest rate for borrowings under the credit facility, based on today’s rates, would be less than 4%.

Conference Call Information

The Company will host a conference call for investors today, March 8, 2022, at 4:30 p.m. ET (1:30 p.m. PT) to discuss its 2021 fourth quarter results. Investors can access the live audio webcast from the Company’s website at www.fullhouseresorts.com under the investor relations section. The conference call can also be accessed by dialing (888) 254-3590 or, for international callers, (323) 794-2551.

A replay of the conference call will be available shortly after the conclusion of the call through March 22, 2022. To access the replay, please visit www.fullhouseresorts.com. Investors can also access the replay by dialing (844) 512-2921 or, for international callers, (412) 317-6671 and using the passcode 2361210.

(a) Reconciliation of Non-GAAP Financial Measure

The Company utilizes Adjusted Segment EBITDA, a financial measure in accordance with generally accepted accounting principles (“GAAP”), as the measure of segment profit in assessing performance and allocating resources at the reportable segment level. Adjusted Segment EBITDA is defined as earnings before interest and other non-operating income (expense), taxes, depreciation and amortization, preopening expenses, impairment charges, asset write-offs, recoveries, gain (loss) from asset disposals, project development and acquisition costs, non-cash share-based compensation expense, and corporate-related costs and expenses that are not allocated to each segment. The Company also utilizes Adjusted EBITDA (a non-GAAP measure), which is defined as Adjusted Segment EBITDA net of corporate-related costs and expenses.

Although Adjusted EBITDA is not a measure of performance or liquidity calculated in accordance with GAAP, the Company believes this non-GAAP financial measure provides meaningful supplemental information regarding our performance and liquidity. The Company utilizes this metric or measure internally to focus management on year-over-year changes in core operating performance, which it considers its ordinary, ongoing and customary operations and which it believes is useful information to investors. Accordingly, management excludes certain items when analyzing core operating performance, such as the items mentioned above, that management believes are not reflective of ordinary, ongoing and customary operations.

A reconciliation of Adjusted EBITDA is presented below. However, you should not consider this measure in isolation or as a substitute for operating income, cash flows from operating activities, or any other measure for determining our operating performance or liquidity that is calculated in accordance with GAAP. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that, in the future, we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

FULL HOUSE RESORTS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
Revenues
Casino	$31,214	$27,196	$130,431	$90,812
Food and beverage	6,714	5,170	27,347	19,766
Hotel	2,434	2,206	9,624	7,410
Other operations, including contracted sports wagering	2,909	3,697	12,757	7,601
	43,271	38,269	180,159	125,589
Operating costs and expenses
Casino	11,078	9,863	43,765	33,749
Food and beverage	6,270	4,925	23,757	19,378
Hotel	1,112	1,110	4,444	3,773
Other operations	458	414	1,980	1,855
Selling, general and administrative	16,754	12,253	59,965	47,585
Project development costs	291	—	782	423
Preopening costs	—	—	17	—
Depreciation and amortization	1,771	1,798	7,219	7,666
Loss on disposal of assets, net	2	245	676	684
	37,736	30,608	142,605	115,113
Operating income	5,535	7,661	37,554	10,476
Other (expense) income, net
Interest expense, net of capitalized interest	(6,126)	(2,494)	(23,657)	(9,823)
Gain (loss) on extinguishment of debt, net	5,695	—	(409)	—
Adjustment to fair value of warrants	—	(1,757)	(1,347)	(598)
	(431)	(4,251)	(25,413)	(10,421)
Income before income taxes	5,104	3,410	12,141	55
Income tax expense (benefit)	56	(90)	435	(92)
Net income	$5,048	$3,500	$11,706	$147

Basic earnings per share	$0.15	$0.13	$0.36	$0.01
Diluted earnings per share	$0.14	$0.12	$0.33	$0.01

Basic weighted average number of common shares outstanding	34,231	27,114	32,517	27,094
Diluted weighted average number of common shares outstanding	36,749	28,428	34,946	27,784

Full House Resorts, Inc.

Supplemental Information

Segment Revenues, Adjusted Segment EBITDA and Adjusted EBITDA

(In Thousands, Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
Revenues
Mississippi	$22,495	$18,334	$90,628	$62,513
Indiana(2)	9,685	10,504	41,435	29,524
Colorado(2)	5,032	5,364	23,660	19,614
Nevada	4,299	3,426	18,516	11,732
Contracted Sports Wagering(2)	1,760	641	5,920	2,206
	$43,271	$38,269	$180,159	$125,589

Adjusted Segment EBITDA(1) and Adjusted EBITDA
Mississippi	$6,747	$5,140	$29,843	$14,669
Indiana(2)	1,120	3,213	8,736	2,444
Colorado(2)	453	1,344	5,545	3,790
Nevada	760	376	4,933	454
Contracted Sports Wagering(2)	1,768	619	5,890	2,086
Adjusted Segment EBITDA	10,848	10,692	54,947	23,443
Corporate	(2,930)	(890)	(7,733)	(3,789)
Adjusted EBITDA	$7,918	$9,802	$47,214	$19,654

__________

(1)	The Company utilizes Adjusted Segment EBITDA as the measure of segment operating profit in assessing performance and allocating resources at the reportable segment level.
(2)	The Company made certain minor reclassifications to 2020 amounts to conform to current-period presentation for enhanced comparability. Such reclassifications had no effect on the previously reported results of operations or financial position.

Full House Resorts, Inc.

Supplemental Information

Reconciliation of Net Income (Loss) and Operating Income (Loss) to Adjusted EBITDA

(In Thousands, Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
Net income	$5,048	$3,500	$11,706	$147
Income tax expense (benefit)	56	(90)	435	(92)
Interest expense, net of amounts capitalized	6,126	2,494	23,657	9,823
(Gain) loss on extinguishment of debt, net	(5,695)	—	409	—
Adjustment to fair value of warrants	—	1,757	1,347	598
Operating income	5,535	7,661	37,554	10,476
Project development costs	291	—	782	423
Preopening costs	—	—	17	—
Depreciation and amortization	1,771	1,798	7,219	7,666
Loss on disposal of assets, net	2	245	676	684
Stock-based compensation	319	98	966	405
Adjusted EBITDA	$7,918	$9,802	$47,214	$19,654

Full House Resorts, Inc.

Supplemental Information

Reconciliation of Operating Income (Loss) to Adjusted Segment EBITDA and Adjusted EBITDA

(In Thousands, Unaudited)

Three Months Ended December 31, 2021
						Adjusted
						Segment
	Operating	Depreciation	Loss on	Project	Stock-	EBITDA and
	Income	and	Disposal	Development	Based	Adjusted
	(Loss)	Amortization	of Assets	Costs	Compensation	EBITDA
Reporting segments
Mississippi	$6,070	$677	$—	$—	$—	$6,747
Indiana	558	562	—	—	—	1,120
Colorado	88	363	2	—	—	453
Nevada	625	135	—	—	—	760
Contracted Sports Wagering	1,768	—	—	—	—	1,768
	9,109	1,737	2	—	—	10,848
Other operations
Corporate	(3,574)	34	—	291	319	(2,930)
	$5,535	$1,771	$2	$291	$319	$7,918

Three Months Ended December 31, 2020
					Adjusted
					Segment
	Operating	Depreciation	Loss on	Stock-	EBITDA and
	Income	and	Disposal	Based	Adjusted
	(Loss)	Amortization	of Assets	Compensation	EBITDA
Reporting segments
Mississippi	$4,239	$657	$244	$—	$5,140
Indiana	2,592	621	—	—	3,213
Colorado	1,002	342	—	—	1,344
Nevada	236	140	—	—	376
Contracted Sports Wagering	619	—	—	—	619
	8,688	1,760	244	—	10,692
Other operations
Corporate	(1,027)	38	1	98	(890)
	$7,661	$1,798	$245	$98	$9,802

Full House Resorts, Inc.

Supplemental Information

Reconciliation of Operating Income (Loss) to Adjusted Segment EBITDA and Adjusted EBITDA

(In Thousands, Unaudited)

Year Ended December 31, 2021
							Adjusted
							Segment
	Operating	Depreciation	Loss on	Project		Stock-	EBITDA and
	Income	and	Disposal	Development	Preopening	Based	Adjusted
	(Loss)	Amortization	of Assets	Costs	Costs	Compensation	EBITDA
Reporting segments
Mississippi	$26,553	$2,701	$589	$—	$—	$—	$29,843
Indiana	6,396	2,340	—	—	—	—	8,736
Colorado	3,959	1,482	87	—	17	—	5,545
Nevada	4,386	547	—	—	—	—	4,933
Contracted Sports Wagering	5,890	—	—	—	—	—	5,890
	47,184	7,070	676	—	17	—	54,947
Other operations
Corporate	(9,630)	149	—	782	—	966	(7,733)
	$37,554	$7,219	$676	$782	$17	$966	$47,214

Year Ended December 31, 2020
						Adjusted
						Segment
	Operating	Depreciation	Loss on	Project	Stock-	EBITDA and
	Income	and	Disposal	Development	Based	Adjusted
	(Loss)	Amortization	of Assets	Costs	Compensation	EBITDA
Reporting segments
Mississippi	$11,421	$3,004	$244	$—	$—	$14,669
Indiana	(34)	2,478	—	—	—	2,444
Colorado	2,336	1,450	4	—	—	3,790
Nevada	(562)	581	435	—	—	454
Contracted Sports Wagering	2,086	—	—	—	—	2,086
	15,247	7,513	683	—	—	23,443
Other operations
Corporate	(4,771)	153	1	423	405	(3,789)
	$10,476	$7,666	$684	$423	$405	$19,654

Cautionary Note Regarding Forward-looking Statements

This press release contains statements by Full House and our officers that are “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “believe,” “project,” “expect,” “future,” “should,” “will” and similar references to future periods. Some forward-looking statements in this press release include those regarding our expected construction budget, estimated commencement and completion dates, expected amenities, and our expected operational performance for Chamonix; our expected construction budget, estimated commencement and completion dates, expected amenities, expected acreage and our expected operational performance for American Place, including The Temporary; our expectations regarding our ability to receive regulatory approval for American Place and The Temporary; and our expectations regarding our ability to replace any terminated sports wagering contracts in Colorado and Indiana and our ability to enter into a new sports wagering contract in Illinois, including the expected revenues and expenses and the expected timing for such contracts. Forward-looking statements are neither historical facts nor assurances of future performance. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of the control of Full House. Such risks include, without limitation, our ability to repay our substantial indebtedness; the potential for additional adverse impacts from the COVID-19 pandemic, including the emergence of variants, on our business, construction projects, indebtedness, financial condition and operating results; potential actions by government officials at the federal, state or local level in connection with the COVID-19 pandemic, including, without limitation, additional shutdowns, travel restrictions, social distancing measures or shelter-in-place orders; our ability to effectively manage and control expenses as a result of the pandemic; our ability to complete Chamonix, American Place, and The Temporary on-time and on-budget; the successful closing of our purchase of additional land in Waukegan, including approval from the Illinois Gaming Board; various approvals that are required to lease the primary American Place site from the City of Waukegan, including approvals from the Illinois Gaming Board; the successful entry into replacement sports wagering contracts in Colorado and Indiana and a new sports wagering contract in Illinois; changes in guest visitation or spending patterns due to COVID-19 or other health or other concerns; a decrease in overall demand as other competing entertainment venues continue to re-open; construction risks, disputes and cost overruns; dependence on existing management; competition; uncertainties over the development and success of our expansion projects; the financial performance of our finished projects and renovations; effectiveness of expense and operating efficiencies; inflation and its potential impacts on labor costs and the prices of food, construction, and other materials; the effects of potential disruptions in the supply chains for goods, such as food, lumber, and other materials; general macroeconomic conditions; and regulatory and business conditions in the gaming industry (including the possible authorization or expansion of gaming in the states we operate or nearby states). Additional information concerning potential factors that could affect our financial condition and results of operations is included in the reports Full House files with the Securities and Exchange Commission, including, but not limited to, Part I, Item 1A. Risk Factors and Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations of our Annual Report on Form 10-K for the most recently ended fiscal year and our other periodic reports filed with the Securities and Exchange Commission. We are under no obligation to (and expressly disclaim any such obligation to) update or revise our forward-looking statements as a result of new information, future events or otherwise. Actual results may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements.

About Full House Resorts, Inc.

Full House Resorts owns, leases, develops and operates gaming facilities throughout the country. The Company’s properties include Silver Slipper Casino and Hotel in Hancock County, Mississippi; Bronco Billy’s Casino and Hotel in Cripple Creek, Colorado; Rising Star Casino Resort in Rising Sun, Indiana; Stockman’s Casino in Fallon, Nevada; and Grand Lodge Casino, located within the Hyatt Regency Lake Tahoe Resort, Spa and Casino in Incline Village, Nevada. The Company is currently constructing Chamonix Casino Hotel, a new luxury hotel and casino in Cripple Creek, Colorado. In December 2021, the Company was chosen by the Illinois Gaming Board to develop American Place, a new gaming and entertainment destination to be built in Waukegan, Illinois, subject to final regulatory approvals. For further information, please visit www.fullhouseresorts.com.

Contact:

Lewis Fanger, Chief Financial Officer

Full House Resorts, Inc.

702-221-7800

www.fullhouseresorts.com